Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Deutsche DWS Portfolio Trust (formerly Deutsche Portfolio Trust) of our report dated July 24, 2018, relating to the financial statements and financial highlights, which appears in DWS Floating Rate Fund’s (formerly Deutsche Floating Rate Fund) Annual Report on Form N-CSR for the year ended May 31, 2018. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

September 24, 2018